EXHIBIT 99

PRESS RELEASE  DATED January 29, 2008

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 4th QUARTER AND TOTAL YEAR 2007 RESULTS

Achieves Record Cash Flow from Operating Activities for 2007

Prepares to Celebrate Bemis’ 150 Year Anniversary

NEENAH, WISCONSIN, January 29, 2008 – Bemis Company, Inc. (NYSE-BMS) today reported quarterly diluted earnings of $0.42 per share for the fourth quarter ended December 31, 2007, including a $0.02 per share tax benefit in the quarter related to dividends from a foreign subsidiary.  Diluted earnings per share for the fourth quarter of 2006 were $0.39 per share, including restructuring and related charges totaling $0.03 per share.  Diluted earnings per share for the full year 2007 were $1.74, a 5.6 percent increase from $1.65 per share reported in 2006.  As noted above, a tax benefit related to dividends from a foreign subsidiary was included in results for 2007.  Restructuring and related charges reduced results for 2006 by a total of $0.18 per share.  Excluding the effect of these special items from 2007 and 2006 as described in the attached schedule, “Reconciliation of Non-GAAP Data”, diluted earnings per share for the year ended December 31, 2007, would have decreased by 5.8 percent.

Commenting on the results of 2007, Jeffrey Curler, Bemis Company’s Chairman and Chief Executive Officer, said, “This was a challenging year for our business.  We did not anticipate the negative impact that the current economic environment would have on consumer demand for food products in 2007 in the United States.   In response, we have made adjustments to our operations to reflect the slower demand in the marketplace.  Current general economic assessments forecast that the coming year will be equally as challenging.  Consumer budgets are being squeezed by higher energy costs, higher food prices, and in some cases, increased housing-related costs associated with mortgage market issues.  We also expect raw material cost increases during the first half of the coming year.  In 2008, Bemis will continue our program of aggressively managing costs and our commitment to passing the higher raw material costs through higher selling prices as rapidly as possible.  We also have substantially reduced our capital expenditure plan in 2008, directing the time and talent of our business teams to drive the growth from our recent capital investments and focus on demonstrating valuable technology and product innovation to customers.  We continue to manage total system cost throughout the pipeline from supplier to consumer, and drive shareholder value momentum that will be sustained into the future.”

CONSOLIDATED RESULTS

Net sales for the fourth quarter of 2007 were $912.7 million, a 1.3 percent increase from net sales of $900.6 million for the same period of 2006.  Currency benefits contributed 5.0 percent to net sales for the fourth quarter.  For the full year, net sales were $3.6 billion including a currency translation benefit of $0.1 billion.  Excluding the impact of the currency translation, net sales would have decreased 3.1 percent.

Quarterly diluted earnings per share were $0.42 for the fourth quarter ended December 31, 2007.  Results include a $0.02 per share tax benefit related to dividends from a foreign subsidiary.  Quarterly diluted earnings per share were $0.39 for the fourth quarter ended December 31, 2006.  In 2006, results included a $0.03 per share impact from restructuring and related charges.  For the full year 2007, Bemis reported diluted earnings of $1.74 per share.  This result includes the fourth quarter tax benefit of $0.02 per share discussed above.  Earnings per share results for the full year 2006 totaled $1.65, including restructuring and related charges of $0.18 per share.  Excluding the impact of restructuring activities and the tax benefit noted above, earnings per share would have decreased 5.8 percent in 2007.

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, which represented about 83 percent of total Company net sales during the quarter, reported net sales of $754.8 million in the fourth quarter, an increase of 1.6 percent compared to net sales of $743.3 million for the fourth quarter of 2006.  Currency related sales growth of 4.8 percent was partially offset by lower sales volumes in several markets.  Segment operating profit for the fourth quarter of 2007 was $83.3 million, or 11.0 percent of net sales, which included restructuring related income of $1.2 million.  Segment operating profit for the fourth quarter of 2006 was $83.6 million, or 11.2 percent of net sales, which included restructuring and related charges of $4.1 million.  Excluding the impact of restructuring and related activities, segment operating profit as a percentage of net sales would have been 10.9 percent in the fourth quarter of 2007 compared to 11.8 percent a year ago.   Currency benefits added $2.4 million to operating profit in the fourth quarter of 2007.

For the total year, flexible packaging net sales of $3.0 billion were approximately equal to 2006 net sales levels.  Currency effects accounted for sales growth of 3.1 percent during 2007.  Excluding the impact of currency, the decrease in net sales reflects generally lower sales volumes across a number of markets.  Operating profit increased to $346.6 million, or 11.5 percent of net sales, including restructuring related income of $1.5 million.  Excluding restructuring and related activities, total year segment operating profit would have been $345.1 million or 11.5 percent of net sales compared to $364.1 million, or 12.1 percent of net sales in 2006.   The impact of currency translation was a $7.3 million benefit to operating profit in 2007.

Commenting on the results of this business segment, Curler said, “We began 2007 anticipating modest growth with a focus on achieving continued improvements in operational efficiency.  Unfortunately, our food and consumer product end markets began to show signs of weaker demand levels as the year progressed.  At mid-year, we shifted the focus of our business units to reduce costs and improve the flexibility of our operations to better respond to fluctuating production levels resulting from slowing volume demands.  Our business teams have responded to this challenge, and we are prepared for 2008 with a more competitive cost structure and our state-of-the-art production facilities.”

Pressure Sensitive Materials

Fourth quarter net sales from the pressure sensitive materials business segment were $157.8 million, comparable to net sales of $157.3 million recorded in the fourth quarter of 2006.  Currency effects accounted for 6.0 percent growth in 2007 fourth quarter net sales.  Segment operating profit for the fourth quarter of 2007 was $6.7 million, or 4.3 percent of net sales, compared to the fourth quarter of 2006 when segment operating profit was $9.2 million or 5.8 percent of net sales.  Currency benefits added $0.7 million to operating profit for the fourth quarter of 2007.

For the total year, net sales of pressure sensitive materials were $647.5 million, a 1.3 percent increase from the net sales of 2006.  Currency effects accounted for net sales growth of 4.5 percent.  Operating profit was $40.3 million or 6.2 percent of net sales in 2007.  This compares to operating profit of $50.1 million or 7.8 percent of net sales in 2006, which included restructuring and related charges of $1.0 million.  Excluding the impact of restructuring and related charges, operating profit as a percent of net sales would have been 6.2 percent in 2007 and 8.0 percent in 2006.   The impact of currency translation was a $2.5 million benefit to operating profit for 2007.

“Net sales of label products and technical products decreased in the fourth quarter, reflecting the impact of softer economic conditions in the United States and the addition of industry capacity within the label products market,” said Curler.  “This competitive environment for label products is challenging, but our focus on niche products combined with valued quality and customer service provides Bemis with a competitive advantage in the market.  Our technical products customers are dealing with their own economic challenges, specifically those with exposure to certain housing and medical markets.  Excluding the benefits of currency, our graphic products business, which had been growing nicely in 2006, leveled off in 2007, reflecting slower economic conditions.  We made fourth quarter adjustments to our production levels to accommodate this lower sales volume level in the near term and look forward to renewed earnings momentum in 2008.”

Restructuring and Related Charges

In January of 2006, the Company announced the planned closure of five flexible packaging facilities and one pressure sensitive materials facility in order to consolidate production capacity and improve overall cost structure and efficiency.  These efforts were substantially complete as of December 31, 2006.  Total remaining costs incurred in 2007 were substantially offset by restructuring related gains.  For the fourth quarter of 2007, flexible packaging related restructuring income of $1.2 million was more than offset by $1.3 million of corporate restructuring and related costs, the net effect of which was recorded as a component of other costs (income).  For the total year 2007, other costs and income included charges of $1.5 million associated with corporate restructuring and related costs.  These charges were more than offset by net restructuring income of $1.8 million primarily related to our flexible packaging operations.  An additional flexible packaging restructuring related charge for $0.3 million was recorded as a component of cost of goods sold.

Other Costs (Income), Net

For the fourth quarter of 2007, other costs and income included $8.3 million of financial income compared to $5.4 million for the fourth quarter of 2006.  Fourth quarter restructuring and related charges of $0.1 million in 2007, and $4.7 million in 2006, reduced financial income in each period.

For the total year 2007, other costs and income included $28.3 million of financial income compared to $18.0 million for the year ended December 31, 2006.  Restructuring and related charges totaled $18.6 million in 2006 compared to a net restructuring income of $0.3 million in 2007.

Capital Structure and Cash Flow from Operations

Total debt to total capitalization was 32.9 percent at December 31, 2007, compared to 33.0 percent at December 31, 2006.   Total debt as of December 31, 2007 was $843.3 million, an increase of $53.5 million from the balance of $789.8 million at December 31, 2006.  The increase in borrowing combined with record cash provided by operating activities of $399.4 million were used to fund share repurchases totaling $154.0 million, capital expenditures of $178.9 million, and dividend payments of $89.8 million for the year 2007.

An accelerated share repurchase program initiated in the third quarter of 2007 was completed and settled during the fourth quarter of 2007.  In total, the accelerated share repurchase program accomplished the repurchase of 4 million shares of Bemis common stock as of the effective date of August 3, 2007, at a total net price of $114.8 million.  Other share repurchases made earlier in 2007 totaled 1.2 million shares at a cost of $39.2 million.  As of December 31, 2007, the remaining share repurchase authorization from the Board of Directors was approximately 5.1 million shares.

2008 Earnings Outlook

“In 2008, we are proud to celebrate our 150th anniversary as a business and as an innovator in the packaging industry,” said Curler.  “Few companies in North America can claim such an impressive achievement.  Throughout our history we have demonstrated that ingenuity and progressive ideas, resourcefulness, and perseverance deliver sustainable success over the long run.  We are well prepared to meet the challenges of 2008 and look forward to many successful years in the future.”

Market conditions continue to be difficult to predict given the current economic environment and anticipated volatility in raw material costs.  Bemis remains focused on improving its cost structure to match anticipated production volume levels and strengthen its competitive position.  Management expects diluted earnings per share for the first quarter of 2008 to be in the range of $0.40 to $0.43.  The first quarter is historically the slowest sales volume quarter of the year for Bemis’ markets.  For the full year 2008, management expects diluted earnings per share to be in the $1.78 to $1.88 range.

Capital Expenditures

In 2007, Bemis completed multiyear investments for new facilities for the medical and pharmaceutical markets, established a platform for polyester rigid packaging products, added converting capability in its Asia/Pacific operations, and added proprietary film production capacity for European markets.  With these strategic investments in place, Bemis is prepared for increased demand from these growth markets.  Total capital expenditures for 2007 were $178.9 million.  In 2008, management expects capital expenditures to be approximately $125 million.

Presentation of Non-GAAP Information

Some of the information presented in this press release reflects adjustments to “As reported” results to exclude certain amounts related to the Company’s restructuring initiative.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of the Company’s restructuring initiative on the comparability of the Company’s operations.  A reconciliation of the GAAP amounts to the non-GAAP amounts is included with this press release.  Additional details related to these non-GAAP disclosures are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission today.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, general economic conditions, our ability to adjust production levels to changes in product demand, changes in customer order patterns, consumer buying trends in target markets, the results of competitive bid processes, a failure in our information technology infrastructure or applications, foreign currency fluctuations and changes in prevailing market interest rates.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2006.

Conference call webcast

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2007 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2007 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,700 individuals in 55 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$912,672	$900,597	$3,649,281	$3,639,363

Costs and expenses:
Cost of products sold	751,696	731,565	2,973,329	2,942,650
Selling, general and administrative expenses	85,541	86,663	341,551	336,409
Research and development	6,782	6,145	25,983	25,024
Interest expense	12,020	11,724	50,268	49,252
Other costs (income), net	(8,939)	(1,598)	(31,455)	(3,308)
Minority interest in net income	939	1,093	3,751	3,540

Income before income taxes	64,633	65,005	285,854	285,796

Provision for income taxes	21,900	23,400	104,300	109,500

Net income	$42,733	$41,605	$181,554	$176,296

Basic earnings per share of common stock	$.43	$.40	$1.76	$1.68

Diluted earnings per share of common stock	$.42	$.39	$1.74	$1.65

Cash dividends paid	$0.21	$.19	$.84	$.76

Weighted average common shares outstanding	100,518	104,839	102,992	104,865

Weighted average common shares and common stock equivalents outstanding	101,462	106,977	104,114	106,767

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$147,409	$112,160
Accounts receivable, net	450,845	448,382
Inventories, net	478,727	467,853
Prepaid expenses	62,607	65,317
Total current assets	1,139,588	1,093,712

Property and equipment, net	1,248,456	1,175,959

Goodwill	642,507	603,691
Other intangible assets, net	103,756	102,123
Deferred charges and other assets	57,090	63,524
Total	803,353	769,338

TOTAL ASSETS	$3,191,397	$3,039,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$1,758	$16,345
Short-term borrowings	66,047	51,232
Accounts payable	387,318	383,351
Accrued salaries and wages	70,248	94,220
Accrued income and other taxes	11,824	10,307
Total current liabilities	537,195	555,455

Long-term debt, less current portion	775,456	722,211
Deferred taxes	155,696	134,168
Deferred credits and other liabilities	122,087	125,974
Total liabilities	1,590,434	1,537,808

Minority interest	38,926	29,185

Stockholders’ equity:
Common stock issued (116,941,126 and 116,114,347 shares)	11,694	11,611
Capital in excess of par value	327,387	317,177
Retained income	1,523,659	1,431,747
Other comprehensive income (loss)	170,867	29,098
Treasury common stock (16,422,771 and 11,272,771 shares)	(471,570)	(317,617)
Total stockholders’ equity	1,562,037	1,472,016

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,191,397	$3,039,009

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 31,
	2007	2006
Cash flows from operating activities
Net income	$181,554	$176,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158,546	152,375
Minority interest in net income	3,751	3,540
Excess tax benefit from share-based payment arrangements	(5,773)	(926)
Stock award compensation	12,490	11,694
Deferred income taxes	5,699	(7,930)
Income of unconsolidated affiliated company	(933)	(32)
Loss (gain) on sales of property and equipment	(2,055)	896
Non-cash restructuring related activities	2,483	13,145
Changes in working capital, net of effects of acquisitions	172	5,063
Net change in deferred charges and credits	43,443	(5,162)

Net cash provided by operating activities	399,377	348,959

Cash flows from investing activities
Additions to property and equipment	(178,852)	(158,837)
Business acquisitions and adjustments, net of cash acquired	(97)	(10,800)
Proceeds from sales of property and equipment	7,405	1,373
Proceeds from sale of restructuring related assets	3,639	2,116

Net cash used in investing activities	(167,905)	(166,148)

Cash flows from financing activities
Repayment of long-term debt	(35,485)	(41,859)
Net borrowing of commercial paper	80,800	(31,254)
Net borrowing of short-term debt	(9,977)	7,364
Cash dividends paid to stockholders	(89,809)	(82,139)
Common stock purchased for the treasury	(153,953)	(17,804)
Excess tax benefit from share-based payment arrangements	5,773	926
Stock incentive programs and related withholdings	(14,745)	51

Net cash provided (used) by financing activities	(217,396)	(164,715)

Effect of exchange rates on cash and cash equivalents	21,173	2,939

Net (decrease) increase in cash and cash equivalents	35,249	21,035

Cash and cash equivalents balance at beginning of year	112,160	91,125

Cash and cash equivalents balance at end of period	$147,409	$112,160

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$754.8	$743.3	$3,001.8	$3,000.1

Operating Profit as reported	$83.3	$83.6	$346.6	$335.1

Non-GAAP adjustments:
Restructuring and related charges (income)	$(1.2)	$4.1	$(1.5)	$29.0

Operating Profit as adjusted	$82.1	$87.7	$345.1	$364.1

Operating Profit as a percentage of Net Sales
As Reported	11.0%	11.2%	11.5%	11.2%
As Adjusted	10.9%	11.8%	11.5%	12.1%

Pressure Sensitive Materials
Net Sales	$157.8	$157.3	$647.5	$639.3

Operating Profit as reported	$6.7	$9.2	$40.3	$50.1

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.0	$0.0	$0.0	$1.0

Operating Profit as adjusted	$6.7	$9.2	$40.3	$51.1

Operating Profit as a percentage of Net Sales
As Reported	4.3%	5.8%	6.2%	7.8%
As Adjusted	4.3%	5.8%	6.2%	8.0%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share as reported	$0.421	$0.389	$1.744	$1.651

Non-GAAP adjustments per share, net of taxes:
Restructuring and related charges (income)	$0.001	$0.034	$0.000	$0.181
Tax benefits on foreign dividends	$(0.019)		$(0.019)

Diluted earnings per share as adjusted	$0.403	$0.423	$1.725	$1.832

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Flexible Packaging operating profit	$83.3	$83.6	$346.6	$335.1

Pressure Sensitive Materials operating profit	$6.7	$9.2	$40.3	$50.1

General Corporate Expenses	$(12.5)	$(15.0)	$(46.9)	$(46.6)

Interest Expense	$(12.0)	$(11.7)	$(50.3)	$(49.3)

Minority Interest in Net Income	$(0.9)	$(1.1)	$(3.8)	$(3.5)

Income before Income Taxes	$64.6	$65.0	$285.9	$285.8